EXHIBIT 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

PTO Extends Reexamination of Tessera Patent

- Tessera Receives Third Office Action in ‘419 Patent Reexamination -

SAN JOSE, Calif. – June 16, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced the U.S. Patent and Trade Office (PTO) late on Friday, June 13, 2008, issued an office action in the ongoing inter partes reexamination of Tessera’s U.S. Patent No. 6,433,419 (the ‘419 patent), which relates to semiconductor packaging technologies used in the wireless industry, among other applications. The examiners’ decision, which rejects certain claims of the ‘419 patent, is known as an Action Closing Prosecution (ACP), and gives Tessera the opportunity to respond within one month to questions raised by the PTO examiners.

Tessera plans to respond to the ACP. The examiners may then reopen prosecution, issue another ACP, or issue a notice that Tessera may appeal the examiners’ decision to the Board of Patent Appeals and Interferences. There is no deadline for further action by the examiners. Tessera anticipates it ultimately will be required to appeal the examiners’ decision.

According to a recent study of inter partes reexamination statistics by the Institute for Progress, the average pendency of inter partes reexaminations where appeals are involved is five to eight years, which means that the reexamination of the ‘419 patent likely will not be completed before the ‘419 patent expires in September 2010. The claims of a patent undergoing reexamination are not invalidated until a reexamination certificate cancelling the claims is issued. A certificate can only be issued after all actions closing prosecution are concluded, and all appeals have been exhausted.

A first ACP was issued by the examiners on February 19, 2008. Following review of submissions in response to that ACP, the examiners issued the second ACP on June 13, 2008.

Tessera is asserting the ‘419 patent in two investigations pending in the U.S. International Trade Commission (ITC) against a number of companies. The first of those actions is scheduled for a 5-day hearing to begin on July 14, 2008.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, include more information about factors that could affect the company’s financial results.

# # #

Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.